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Exhibit 4.2

FORM OF FIRST SUPPLEMENTAL INDENTURE

        This First Supplemental Indenture, dated as of May [            ], 2010 (this "Supplemental Indenture"), among (i) Regal Cinemas Corporation (together with its successors and assigns, the "Company"), (ii) R.C. Cobb II, LLC, a Delaware limited liability company, and Regal Cinemas II, LLC, a Delaware limited liability company (each a "New Subsidiary Guarantor" and collectively, the "New Subsidiary Guarantors"), (iii) each other now existing Guarantor under the Indenture referred to below and (iv) U.S. Bank National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

        WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of July 15, 2009 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of 8.625% Senior Notes due 2019 of the Company (the "Securities");

        WHEREAS, Section 4.10 of the Indenture provides that the Company is required to cause each Subsidiary that Guarantees obligations under the Credit Agreement or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Securities on a senior unsecured basis;

        WHEREAS, pursuant to Section 2.01 of the Indenture and resolutions adopted by the Company's Board of Directors on May 5, 2010, the Company and the Guarantors desire to establish Additional Securities in an aggregate principal amount of $250,000,000 to be issued as part of the same series of Securities as the Initial Securities; and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I
Definitions

        SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term "Holders" in this Guarantee shall refer to the term "Holders" as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

        SECTION 1.2. Definition of Credit Agreement. The definition of "Credit Agreement" in Section 1.01 of the Indenture shall be deleted in its entirety and replaced with the following:

          "Credit Agreement" means that certain Sixth Amended and Restated Credit Agreement, dated as of May [            ], 2010, among Regal Cinemas Corporation, a Delaware corporation, the lenders and issuers party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as

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  administrative agent, and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole book runner, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

ARTICLE II
Agreement to be Bound; Guarantee

        SECTION 2.1. Agreement to be Bound. Each New Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each New Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

        SECTION 2.2. Guarantee. Each New Subsidiary Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III
Additional Securities

        SECTION 3.1. Establishment of Additional Securities. This Supplemental Indenture is being delivered to the Trustee in order to establish Additional Securities in an aggregate principal amount of $250,000,000 pursuant to Section 2.01 of the Indenture, which Additional Securities shall have the following terms:

          (a)   The Additional Securities established hereunder shall be issued as part of the same series of Securities with the Initial Securities issued under the Indenture (and the Exchange Securities issued upon subsequent registration of such Initial Securities);

          (b)   The aggregate principal amount of the Additional Securities to be authenticated and delivered pursuant to this Supplemental Indenture is $250,000,000;

          (c)   The issuance price of the Additional Securities established hereunder shall be [                        ]%, and the issuance date of such Additional Securities shall be May [            ], 2010; and interest shall accrue on such Additional Securities from January 15, 2010; and

          (d)   The Additional Securities established hereunder shall be issuable in the form of one or more Global Securities, substantially in the form attached as Exhibit A hereto, which Global Securities shall be registered in the name of Cede & Co. and delivered to or on behalf of The Depository Trust Company ("DTC").

        SECTION 3.2. Authentication Order and Acknowledgement. The Company has delivered to the Trustee for original issuance on the date hereof under the Indenture, the Company's global 8.625% Senior Note due 2019 (the "Additional Note") in a principal amount of $250,000,000 to be issued and sold pursuant to an Underwriting Agreement dated May [            ], 2010 between the Company and the Underwriters listed on Schedule A thereto. Pursuant to the Indenture, you, as Trustee, are hereby ordered to cause to be authenticated the Additional Note, that has been heretofore duly executed by the proper officers of the Company and delivered to you, to be registered in the name of Cede & Co., nominee of DTC, and to hold the Additional Note, when so authenticated and registered, as custodian for DTC, upon the Company's instructions. Trustee hereby acknowledges receipt from the Company of

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the Additional Note for authentication in accordance with this Section 3.2 of the Supplemental Indenture.

        SECTION 3.3. Conditions Precedent. The Company certifies that all conditions precedent provided for in the Indenture relating to the issuance of the Additional Securities described in this Article III of the Supplemental indenture, and the procedures for authentication and delivery of such Additional Securities provided for in the Indenture have been complied with.

ARTICLE IV
Miscellaneous

        SECTION 4.1. Notices. All notices and other communications to a New Subsidiary Guarantor shall be given as provided in the Indenture to such New Subsidiary Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

        SECTION 4.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental indenture or the Indenture or any provision herein or therein contained.

        SECTION 4.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 4.4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

        SECTION 4.5. Trustee not Responsible. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

        SECTION 4.6. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

        SECTION 4.7. Headings. The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of Page Intentionally Blank]

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        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COMPANY:
REGAL CINEMAS CORPORATION
By:
Name:	Amy E. Miles
Title:	Chief Executive Officer
NEW SUBSIDIARY GUARANTORS:
R.C. Cobb II, LLC
By:
Name:	Amy E. Miles
Title:	President
REGAL CINEMAS II, LLC
By:
Name:	Amy E. Miles
Title:	President
Address for each of the New Subsidiary Guarantors:
c/o Regal Entertainment Group 7132 Regal Lane Knoxville, Tennessee 37918 Attention of: General Counsel Facsimile: (865) 922-6085
with copies (which shall not constitute notice) to:
Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 Attention of: Richard J. Mattera, Esq. Facsimile: (303) 899-7333

OTHER SUBSIDIARY GUARANTORS:
A 3 THEATRES OF SAN ANTONIO, LTD., by A3 Theatres of Texas, Inc., its General Partner

A 3 THEATRES OF TEXAS, INC.
CONSOLIDATED THEATRES MANAGEMENT, LLC
EASTGATE THEATRE, INC.
EDWARDS THEATRES, INC.
FREDERICK PLAZA CINEMAS, INC.
HOYTS CINEMAS CORPORATION
INTERSTATE THEATRES CORPORATION
R.C. COBB, INC.
RCI/FSSC, LLC
RCI/RMS, LLC
REGAL CINEMAS HOLDINGS, INC.
REGAL CINEMAS, INC.
REGAL CINEMEDIA CORPORATION
REGAL GALLERY PLACE, LLC
REGAL INVESTMENT COMPANY
RICHMOND I CINEMA, LLC
UA SWANSEA, LLC
UNITED ARTISTS PROPERTIES I CORP.
UNITED ARTISTS REALTY COMPANY
UNITED ARTISTS THEATRE COMPANY
By:
Name:	Amy E. Miles
Title:	President
PARENT GUARANTOR:
REGAL ENTERTAINMENT GROUP
By:
Name:	Amy E. Miles
Title:	Chief Executive Officer
TRUSTEE:
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

Exhibit A

Form of Global Security

REGAL CINEMAS CORPORATION

8.625% Senior Notes due 2019

No. R-[ ]	CUSIP: 758753AD9
ISIN: US758753AD98
$ [ ]

        REGAL CINEMAS CORPORATION, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of [                                    ] Dollars ($[                                    ]) on July 15, 2019.

        Interest Payment Dates: January 15 and July 15, commencing January 15, 2010.

        Record Dates: January 1 and July 1.

        IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the            day of May, 2010.

REGAL CINEMAS CORPORATION
By:
Name:	David H. Ownby
Title:	Executive Vice President, Chief Financial Officer and Treasurer
By:
Name:	Amy E. Miles
Title:	Chief Executive Officer

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association as Trustee, certifies that this is one of the Securities referred to in the Indenture.
By:	Authorized Officer

        Additional provisions of this Security are set forth on the other side of this Security.

[REVERSE SIDE OF INITIAL SECURITY]

8.625% Senior Notes due 2019

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

        IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

        1.     Interest

        Regal Cinemas Corporation, a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually, in arrears, on January 15 and July 15 of each year, commencing January 15, 2010, in immediately available funds. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Securities to the extent lawful.

        2.     Method of Payment

        The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the January 1 or July 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

        3.     Paying Agent and Registrar

        Initially, U.S. Bank National Association (the "Trustee"), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

        4.     Indenture

        The Company issued the Securities under an Indenture dated as of July 15, 2009, as supplemented by that First Supplemental Indenture, dated May [            ], 2010 (the "Indenture"), among the Company, the Guarantors party thereto from time to time and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the date of the Indenture (the "TIA"). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

        The Securities are senior unsecured obligations of the Company and can be issued in an initial amount of up to $ [                        ] and additional amounts as part of the same series or new series under the Indenture which are unlimited (subject to Sections 2.01 and 2.10 of the Indenture). The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make distributions in respect of their capital stock, purchase or redeem capital stock, enter into transactions with stockholders or certain affiliates, create liens or consolidate, merge or sell all or substantially all of the Company's assets, other than in certain transactions between the Company and one or more of its Wholly Owned Subsidiaries. These limitations are subject to significant exceptions.

        5.     Optional Redemption

        (a)   Except as set forth below, the Securities may not be redeemed prior to July 15, 2014.

        (b)   At any time prior to July 15, 2014, the Company may redeem the Securities in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the Securities redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption).

        (c)   At any time on or after July 15, 2014, the Company may redeem the Securities in whole at any time or in part from time to time at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on or after July 15 of the years set forth below:

Period	Redemption Price
2014	104.313%
2015	102.875%
2016	101.438%
2017 and thereafter	100.000%

        (d)   At any time prior to July 15, 2012, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Securities with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

          (1)   at least 65% of the original aggregate principal amount of the Securities remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        6.     Mandatory Redemption

        The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Securities.

        7.     Notice of Redemption

        Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at its registered address. Securities in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

        8.     Repurchase of Securities at the Option of Holders upon Change of Control

        Upon a Change of Control, the Company will be required to make an offer, subject to certain conditions specified in the Indenture, to repurchase all the Securities of each Holder at a purchase price equal to 101% of the principal amount of Securities to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

        9.     Denominations; Transfer; Exchange

        The Securities are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or to transfer or exchange any Securities for a period of 15 days prior to a selection of Securities to be redeemed or 15 days before an interest payment date.

        10.   Persons Deemed Owners

        The registered Holder of this Security may be treated as the owner of it for all purposes.

        11.   Unclaimed Money

        If money for the payment of principal, premium or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

        12.   Discharge and Defeasance

        Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

        13.   Amendment, Waiver

        Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of Securities, the Company and the Trustee may amend the Indenture or the Securities: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article V of the Indenture; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to add additional Guarantees with respect to the Securities; (v) to secure the Securities; (vi) to add additional covenants of the Company or to surrender rights and powers conferred on the Company; (vii) to make any change that does not adversely affect the rights of any Holder; or (viii) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

        14.   Defaults and Remedies

        If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding, subject to certain limitations, may declare all the Securities to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Securities being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

        Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Securities then outstanding, by written notice to the Company and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration.

        15.   Trustee Dealings with the Company

        Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

        16.   No Recourse Against Others

        A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

        17.   Authentication

        This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

        18.   Abbreviations

        Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

        19.   Governing Law

        THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        20.   ISINs and CUSIP Numbers

        Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused ISINs and/or CUSIP numbers to be printed on the Securities and has directed the Trustee to use ISINs and/or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        A Holder of Securities may upon written request and without charge to the Holder receive a copy of the Indenture which has in it the text of this Security. Requests may be made to:

    Regal Cinemas Corporation
    c/o Regal Entertainment Group
    7132 Regal Lane
    Knoxville, Tennessee 37918
    Attention: General Counsel
    (865) 922-1123

ASSIGNMENT FORM

        To assign this Security, fill in the form below: I or we assign and transfer this Security to

(Print or type assignee's name, address and zip code)

(Insert assignee's soc. sec. or tax I.D. No.)

and irrevocably appoint                                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your
Date:	Signature:

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

        The initial principal amount of this Global Security is $ [                                    ]. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Security purchased by the Company pursuant to Section 4.11 (Change of Control) of the Indenture, check the box: ☐

        If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.11 of the Indenture, state the amount:

        $

Your
Date:	Signature:

(Sign exactly as your name appears on the other side of the Security)
Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

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FORM OF FIRST SUPPLEMENTAL INDENTURE